                                                                EXHIBIT 99-D-1.1

                           UNITED STATES OF AMERICA
                                  BEFORE THE
                     FEDERAL ENERGY REGULATORY COMMISSION

Commonwealth Edison Company,       )
 on behalf of itself and its       )
 public utility affiliates         )
                                   )
and                                )         Docket No. EC00- -000
                                   )
PECO Energy Company,               )
 on behalf of itself and its       )
 public utility affiliates         )

                             JOINT APPLICATION OF
                          COMMONWEALTH EDISON COMPANY
           ON BEHALF OF ITSELF AND ITS PUBLIC UTILITY AFFILIATES AND
                              PECO ENERGY COMPANY
             ON BEHALF OF ITSELF AND ITS PUBLIC UTILITY AFFILIATES
                            FOR APPROVAL OF MERGER

                               TABLE OF CONTENTS
                               -----------------

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                                                                                                       Page
                                                                                                       ----
I.    REQUEST FOR EXPEDITED CONSIDERATION AND NO HEARING............................................      1

II.   OVERVIEW, TESTIMONY, AND MITIGATION COMMITMENTS...............................................      2

      A.   Overview.................................................................................      2

      B.   Testimony................................................................................      5

      C.   Mitigation And Commitments...............................................................      6

III.  THE APPLICANTS................................................................................      9

      A.   ComEd....................................................................................      9

      B.   ComEd's ITC Plan.........................................................................     11

      C.   PECO And AmerGen.........................................................................     12

IV.   THE MERGER, INTERCONNECTION, AND OPEN-ACCESS..................................................     14

      A.   The Merger...............................................................................     14

      B.   The Interconnection......................................................................     15

      C.   Open-Access Transmission.................................................................     16

V.    APPLICANTS' RESTRUCTURING PLANS...............................................................     16

VI.   MERGER ANALYSIS...............................................................................     18

      A.   Standard Of Review.......................................................................     18

      B.   Effect On Competition....................................................................     19

      C.   Effect On Rates..........................................................................     23

      D.   Effect On Regulation.....................................................................     23

VII.  AFFILIATED SALES..............................................................................     24

VIII. ACCOUNTING....................................................................................     24

IX.   ATTACHMENTS, OTHER FERC FILINGS, AND CONFIDENTIAL TREATMENT...................................     25

                                                                                                       Page
                                                                                                       ----
      A.   Application..............................................................................     25

      B.   Other FERC Filings.......................................................................     26

      C.   Confidential Treatment Of Information....................................................     26

X.    INFORMATION REQUIRED BY SECTION 33.2 OF THE COMMISSION'S REGULATIONS..........................     28

      A.   Names and Addresses of Principal Business Offices........................................     28

      B.   Names And Addresses Of Persons Authorized To Receive Notices And.........................     29
           Communications With Respect To The Application

      C.   Designation of Territories Served, by Counties And States................................     29

      D.   Description Of Facilities Owned Or Operated For Transmission Of
           Electric Energy Or The Sale of Electric Energy At Wholesale in Interstate Commerce.......     30

      E.   Description Of Transaction And Statement As To Consideration.............................     30

      F.   Description Of Facilities Involved In The Transaction....................................     30

      G.   Statement Of The Cost Of The Facilities Involved In The Transaction......................     31

      H.   Statement As To The Effect Of The Transaction Upon Any Contract For The Purchase, Sale,
           Or Disposition, Or Interchange Of Electric Energy........................................     31

     I.    Statement As To Other Required Regulatory Approvals......................................     31

     J.    Facts Showing That The Merger Is Consistent With The Public Interest.....................     31

     K.    Brief Statement Of Franchises Held.......................................................     33

     L.    Form Of Notice...........................................................................     34

XI.   CONCLUSION....................................................................................     35

                            UNITED STATES OF AMERICA
                                   BEFORE THE
                      FEDERAL ENERGY REGULATORY COMMISSION

Commonwealth Edison Company,        )
 on behalf of itself and its        )
 public utility affiliates          )
                                    )
and                                 )          Docket No. EC00-    -000
                                    )
PECO Energy Company,                )
 on behalf of itself and its        )
 public utility affiliates          )


                             JOINT APPLICATION OF
                          COMMONWEALTH EDISON COMPANY
           ON BEHALF OF ITSELF AND ITS PUBLIC UTILITY AFFILIATES AND
                              PECO ENERGY COMPANY
             ON BEHALF OF ITSELF AND ITS PUBLIC UTILITY AFFILIATES
                            FOR APPROVAL OF MERGER

     Pursuant to Section 203 of the Federal Power Act ("Act"), 16 U.S.C. (S) 824b (1994), and Part 33 of the Federal Energy Regulatory Commission's ("Commission") regulations, 18 C.F.R. Part 33 (1999), Commonwealth Edison Company ("ComEd") and PECO Energy Company ("PECO"), on behalf of themselves and their public utility affiliates/1/ (collectively referred to herein as "Applicants"), request the Commission to authorize the Applicants to undertake a merger as described herein (the "Merger").

I.   REQUEST FOR EXPEDITED CONSIDERATION AND NO HEARING

     The Applicants request that the Commission issue a final order approving this Application, without an evidentiary hearing, as expeditiously as feasible. The Applicants plan to close on the proposed Merger by September 2000. In Applicants' view, the Application contains

___________________

/1/ ComEd's public utility affiliates are Commonwealth Edison Company of Indiana, Inc. and Unicom Power Marketing, Inc. ("UPM"). PECO's public utility affiliates are (1) AmerGen Energy Company, L.L.C. ("AmerGen"), (2) Horizon Energy, d/b/a Exelon Energy, (3) PECO Energy Power Company, (4) Susquehanna Electric Company, and (5) Susquehanna Power Company.

more than sufficient information to allow the Commission to find that the Merger will have no adverse impact on competition, ratepayers, or regulation. In addition, the Application contains information on a number of restructuring initiatives the Applicants have recently completed, have underway, or will soon initiate, plus a proposed sequence of filings related to these initiatives. Based on this information, the Applicants believe the Commission will be able to visualize the post-merger configuration that the Applicants plan to implement. In the event, however, that the Commission requires additional information, the Applicants will comply with the Commission's requests on a highly expedited basis.

     Further, if the Commission cannot approve the Merger as proposed, the Applicants request the Commission to identify specifically any measures or conditions that, if taken or agreed to by the Applicants, would render an evidentiary hearing unnecessary. This procedure was employed in Ohio Edison Co., Pennsylvania Power Co., Cleveland Elec. Illuminating Co. and Toledo Edison Co., 80 FERC (P) 61,039 at 61,107-08 (1997). See also Allegheny Energy, Inc., and DQE, Inc., 84 FERC (P) 61,223 at 62,073 (1998)./2/

II.  OVERVIEW, TESTIMONY, AND MITIGATION COMMITMENTS

     A.   Overview

     The proposed Merger is one step in a comprehensive pro-competitive restructuring and realignment of generation and transmission resources by the Applicants, who are leaders in restructuring wholesale and retail electric markets. The Merger should be promptly approved to recognize the pro-competitive nature of this restructuring and realignment and to encourage similar actions by other public utilities that are behind the Applicants. The Merger easily

_____________________

/2/ If the Commission convenes an evidentiary hearing, the Applicants request the Commission to establish expedited hearing procedures, including the setting of a due date for an Initial Decision, to ensure that the hearing will not unreasonably delay the consummation of the proposed Merger.

satisfies the Commission's Merger Policy Statement./3/ The Merger will not harm competition or enhance market power; it will not hurt ratepayers; and it will not impair the Commission's or the states' ability to regulate the Applicants.

     With respect to competition, the Application includes a conservative Appendix A-type screen analysis. The proposed Merger passes the required economic capacity screen analysis except for a relatively minor failure in one destination market in certain time periods. While Applicants request that no mitigation be required to offset this screen failure, they propose a mitigation measure that eliminates the source of the screen failure, which they will implement if the Commission deems mitigation necessary. Seen in a very conservative light, the proposed Merger, without mitigation, does not result in analytical screen failures "across a range of relevant markets, load/price levels and capacity measures," as have proposed mergers the Commission set for evidentiary hearing./4/

     Looking beyond the numerical content of the screen analysis and other quantitative analyses, a broader, qualitative review of the proposed Merger and the other restructuring efforts by Applicants supports their conviction that the Merger should be approved with little or no mitigation. The restructuring initiatives of ComEd and PECO already are dramatically and significantly improving the electric marketplace, both horizontally and vertically. Horizontally, ComEd is giving up ownership of nearly half of its generation in northern Illinois, which addresses ComEd's position in its own highly concentrated market. As a result, although PECO owns substantial generation in its own right, after the Merger is closed the newly merged system

_____________________

/3/  Inquiry Concerning the Commission's Merger Policy Under the Federal Power
     Act: Policy Statement, Order No. 592 III FERC Stats. & Regs. (P) 31,044
     (1996) (codified at 18 C.F.R. (S) 2.26) (hereinafter, the "Merger Policy Statement").

/4/ Western Resources, Inc. and Kansas City Power & Light Co., 86 FERC (P) 61,312 at 62,119 (1999).

will own a portfolio of generation of approximately the same size but dispersed over a much larger region. In the competitive generation market in which they operate, the Applicants will have little ability or incentive to raise market prices through this ownership of this dispersed generation, which will be primarily low-cost baseload plants. Even now, ComEd brings to the proposed Merger little capacity that can be withdrawn from the market. Indeed, at the very high load times when prices and profit margins are naturally at their highest, ComEd is short of capacity; and at all other times, ComEd controls little capacity that can be withheld.

     Further, within a relatively short time-frame, both of the Applicants' transmission operation and control area functions will be turned over to independent regional organizations that meet the Commission's standards (PECO's
-----------
already have been). Thus, vertically, neither of the Applicants, nor their affiliates, will operate a control area (see ComEd's ITC proposal) or have the ability to manipulate the transmission grid. In the short run, moreover, the existing configuration of transmission systems and generation resources controlled by the Applicants prevents them from using their ownership of generation to preferentially manage the availability of transmission.

     Last but not least, at the retail level, both the Applicants operate in states that have already initiated phased-in retail access programs enabling retail customers to choose their own power suppliers. Under these programs, all of Applicants' existing customers will have such right in 2002. Finally, the new system will be the premier operator of nuclear generation in the country, and ratepayers throughout the eastern half of the United States will thereby benefit from the safe, reliable, and low-cost power provided by it.

     B.   Testimony

     An overview of the Applicants, their wholesale and retail restructuring efforts, and their reasons for merging is provided by Kenneth G. Lawrence, President of PECO Energy

Distribution (Exhibit No. APP-100), and Robert K. McDonald, Strategic Planning Vice President of ComEd (Exhibit No. APP-200). Further description of ComEd's transmission system, and of its inability to manipulate the transmission system, is provided by Steven T. Naumann, Transmission Services Vice President of ComEd (Exhibit No. APP-400). A description of the Applicants' wholesale customers, and the Applicants' proposed ratepayer protection mechanisms, is provided by Robert
N. Spencer of PECO (Exhibit No. APP-500) and Arlene Juracek of ComEd (Exhibit No. APP-600). William H. Hieronymus, Senior Vice President of PHB Hagler Bailly, Inc. provides testimony on the competitive effects of the proposed Merger (Exhibit No. APP-300).

     On the generation side, the witnesses describe a pro-competitive divestiture undertaken by ComEd, in which more than 9,000 MW of generation is being sold to Edison Mission Energy, Inc. ("Mission"). While ComEd will contractually retain for a limited period specified recall rights to the output of these generating facilities so that it can meet its public utility obligations, the Mission divestiture will relatively soon dramatically reduce ComEd's concentration of generation ownership in northern Illinois, and in the Midwest generally. The merged system, accordingly, will own generation roughly equal in capacity to the generation formerly owned just by ComEd, but the generation will be spread over dispersed areas, centered on Chicago and Philadelphia, which are 700 miles apart. The existence of numerous utility systems between the ComEd and PECO systems will prevent the merged system from dominating any one region.

     On the transmission side, the witnesses describe (a) PECO's membership in the ISO operated by PJM Interconnection, LLC ("PJM"), the nation's most advanced regional, independent transmission operation system, and (b) ComEd's commitment to transfer its transmission facilities to the Midwest Independent Transmission System Operator, Inc. ("MISO"), which is expected to begin operation in mid-2001. ComEd is known for its commitment to the success of the MISO and for endeavoring to improve the MISO so that the Commission has no reservations concerning its effectiveness. ComEd has contributed personnel to the MISO, and ComEd's parent company, Unicom, has guaranteed $50 million in loans on behalf of the MISO. The witnesses also discuss ComEd's pro-competitive commitment to file, perhaps as soon as December 10, 1999, a proposal to turn over its transmission system and control area operations to an Independent Transmission Company ("ITC") that will be a member of and subject to the oversight of MISO. As the witnesses make clear, the Applicants are committed to a restructured configuration in which neither ComEd nor PECO will be able to exercise any control over the transmission grid in the eastern half of the United States or over control area functions. Moreover, Mr. Naumann demonstrates that the merged system will not be in a position to dispatch generation in a way that would indirectly influence transmission availability so as to favor its generation or enable it to raise market prices. Exhibit No. APP-400 at 38-41.

     C.   Mitigation And Commitments

     Mr. Naumann describes three significant commitments, set forth in paragraphs (1) through (3) below (one temporarily under confidential seal), that the Applicants make, conditioned on Merger approval, to ensure that the proposed Merger will not affect or impede transmission access or enable the Applicants to use generation control to manipulate transmission. Additionally, the Applicants are willing to accept the mitigation set forth in paragraph (4) if necessary to avoid an evidentiary hearing. Finally, paragraph (5) includes two other commitments related to the effect of the proposed Merger on rates and regulation.

     (1) ComEd has underway several reinforcement or expansion projects designed to increase available transmission capacity ("ATC") into Wisconsin markets. For example, in March of this year, ComEd began constructing two new 345 kV lines that will significantly increase ATC into northern Illinois and Wisconsin. ComEd has decided to accelerate the construction schedule for these lines in an attempt to place the lines in service by the summer of 2000. Thus, ComEd expects that the lines will be in operation by or shortly after the consummation of the Merger. If this
                                                                    -------
project is not completed prior to consummation of the Merger, ComEd commits that
--------------------------------------------------------------------------------
it, and its affiliates, will forgo any new off-system sales that would use ATC
------------------------------------------------------------------------------
on that interface, except for emergency sales requested by other utilities,
---------------------------------------------------------------------------
until the lines are constructed.  Exhibit No. APP-400 at 25-26.
--------------------------------

     (2) Mr. Naumann explains that ComEd has no realistic ability to create transmission congestion through its control of generation. In order to eliminate any doubts on this issue, ComEd proposes a mitigation measure, temporarily under confidential seal, that will ensure that Applicants will not be able to limit transmission access through its control over generation. Exhibit No. APP-411.

     (3) ComEd will file its ITC proposal by approximately December 10, 1999. It is ComEd's view that the ITC, with the oversight of the MISO, will meet all of the minimum requirements that the Commission will establish for a Regional Transmission Organization ("RTO"). ComEd commits that if the Commission
                                    ------------------------------------
concludes that the ITC/MISO proposal is insufficient to meet the minimum RTO
----------------------------------------------------------------------------
requirements, ComEd will endeavor to modify the proposal as necessary in order
------------------------------------------------------------------------------
to meet those requirements.  Exhibit No. APP-400 at 19.
---------------------------

     (4) Dr. William Hieronymus conducts a market power study in accordance with the Commission's Merger Policy Statement. The study is a conservative and realistic measurement of the potential market power effects of the Merger. Dr. Hieronymus' economic capacity analysis shows that screen failures occur only in a single market -- the ComEd destination market -- and are traceable to the conservative treatment of a ten-year 300 MW sales agreement, which began in 1996, between ComEd and PECO. Exhibit No. APP-408. Although the sales agreement provides for the delivery of the power into the American Electric Power (AEP) or Ameren destination markets, where no screen failures occur or would occur if this treatment were reversed, Dr. Hieronymus treats the capacity associated with the agreement as generation added by the Merger to the ComEd destination market, thus precipitating a screen failure. Exhibit No. APP-300 at 29, 36.

     Given the absence of any other economic capacity screen violations and the existence of the Applicants' numerous pro-competitive projects and commitments, the Applicants believe the Commission should approve the proposed Merger without requiring the Applicants to divest the ComEd/PECO sales agreement. However, the Applicants appreciate that the Commission may be concerned with the Applicants' near-term market concentration in the ComEd destination market. (The ComEd/PECO sales agreement expires in 2005 and ComEd's rights to purchase power from the generating units ComEd is selling to Mission terminate in 2004). Accordingly, the Applicants hereby state their willingness to sell the ComEd/PECO sales agreement if the Commission could then approve the Merger without setting market power issues for hearing. Specifically, if deemed necessary to eliminate the
                          --------------------------------------------------
need for an evidentiary hearing, the Applicants agree that they will divest the
-------------------------------------------------------------------------------
300 MW sales agreement by selling it to an unaffiliated buyer as promptly as
----------------------------------------------------------------------------
possible after the Merger is consummated and that they will take all possible
-----------------------------------------------------------------------------
steps prior to consummation of the Merger to complete the divestiture before the
--------------------------------------------------------------------------------
succeeding summer season.  If implemented, this proposal would fully mitigate
-------------------------
the economic capacity screen failure detected in Dr. Hieronymus' study. Exhibit No. APP-300 at 38-40.

     (5) The Applicants commit that they will hold their requirements and transmission customers harmless from any Merger-related costs to the extent that those costs are not offset by Merger-related savings. Exhibit No. APP-500 at 12-13, 16; Exhibit No. APP-600 at 6-10.

Finally, the Applicants will waive all "Ohio Power" immunity from Commission regulation of non-power affiliated rates. Exhibit No. APP-200 at 15.

III. THE APPLICANTS

     A.   ComEd

     ComEd is a corporation organized and existing under the laws of the State of Illinois, with its principal office in Chicago, Illinois. ComEd is a majority-owned subsidiary (greater than 95%) of Unicom Corporation ("Unicom"). ComEd is engaged in generating, transmitting and distributing electric energy to the public in northern Illinois and is a "public utility" under Section 201 of the FPA. ComEd and UPM have the authority to sell power at market-based rates./5/

          ComEd, after completing two sales of fossil-fueled generation totaling approximately 1,500 MW, currently retains 19,139 MW of generating capacity, all of which is located in Illinois./6/ More recently, ComEd has entered into a major asset sales agreement with Mission, under which ComEd will sell all of its remaining 9,772 MW of non-nuclear generating facilities. In order to secure regulatory approval for this plainly pro-competitive sale, ComEd has entered into a series of power purchase agreements intended to maintain ComEd's ability to reliably serve its load during the beginning years of Illinois' transition to full retail access. These

___________________

/5/ See Commonwealth Edison Co., 82 FERC (P) 61,317 (1998), and Unicom Power Marketing, Inc., 81 FERC (P) 61,048 (1997). UPM has not sold power under its market-based rate tariff.

/6/ ComEd previously disposed of its 1,108 MW Kincaid coal-fired facilities to Kincaid Generation, L.L.C., an indirect subsidiary of Dominion Resources, Inc. Kincaid Generation, L.L.C., 78 FERC (P) 62,060 (1997). Commonwealth Edison Company of Indiana, Inc. previously sold its 490 MW State Line coal-fired generating facilities to State Line Energy, L.L.C., an indirect subsidiary of The Southern Company. State Line Energy, L.L.C., 78 FERC (P) 62,037 (1997). ComEd has rights to capacity and energy from Kincaid and State Line pursuant to power purchase agreements that extend through 2013.

agreements provide ComEd with the right to dispatch and receive electric energy from the generating facilities being sold to Mission through the summer of 2004. By an order issued on November 8, 1999, the Commission approved ComEd's disposition of jurisdictional assets associated with the generating units to be sold to Mission. Commonwealth Edison Co., et al., 89 FERC (P) 62,105 (1999)./7/ ComEd expects to complete the sale of its generating facilities to Mission by December 31, 1999. Upon consummation of the sale of those facilities to Mission, ComEd will retain ownership of only 9,214 MW, all nuclear generating capacity.

     ComEd serves approximately 3.4 million retail customers in Illinois. The Illinois legislature has enacted a retail access program in Illinois. Starting on October 1, 1999, (a) customers with peak loads of four MW or greater, (b) a percentage of commercial customers with ten or more locations with peak load of
9.5 MW or greater, and (c) a percentage of other non-residential customers became eligible for direct access. The balance of ComEd's non-residential customers will become eligible for direct access by December 31, 2000, and all of its residential customers by May 1, 2002. ComEd provides unbundled retail transmission service in Illinois under the rates, terms and conditions of ComEd's open-access transmission service tariff ("OATT") on file with the Commission. The Commission has accepted changes to the OATT to implement retail transmission access. Commonwealth Edison Co., 88 FERC (P) 61,296 (1999). As a part of the Illinois retail access program, ComEd's retail rates are capped through 2005.

     B.   COMED'S ITC PLAN

     ComEd has committed to transfer control of its transmission facilities to the MISO, which is expected to commence operation by June 1, 2001. In addition, approximately by

/7/ By order issued on August 3, 1999, the Illinois Commerce Commission found that ComEd's sale of its fossil fuel assets to Mission "will not render ComEd unable to provide its tariffed services in a safe and reliable manner." Commonwealth Edison Co., ICC Docket No. 99-0273 and 99-0282, Ordering (P) 5.

December 10, 1999, ComEd and other interested parties will file a request for an order with the Commission declaring that an ITC, coupled with oversight by the MISO, will satisfy the minimum characteristics and functions of an RTO as proposed in the Commission's May 13, 1999, Notice of Proposed Rulemaking ("NOPR") on Regional Transmission Organizations in Docket No. RM99-2-000 (or as adopted in any final rule issued by the Commission during the pendency of the declaratory order proceeding). ComEd hopes that the declaratory order request will induce more transmission owners in the Midwest (a) to voluntarily commit to the separation of their transmission and generation assets, and (b) to support efficient operation of the regional grid under MISO oversight.

     The ComEd-designed ITC would mitigate many of the concerns that have been raised regarding the MISO, including concerns regarding market organization and congestion management in the Midwest. The ITC would be independent of any market participant and would operate under MISO oversight. Mr. Naumann's testimony describes the ITC plan in more detail. Exhibit No. APP-400 at 15-19. If the Commission concludes that the ITC/MISO combination does not meet its minimum RTO requirements, ComEd commits as a condition of the Merger that ComEd will endeavor to modify its proposal in order to meet those requirements. Exhibit No. APP-400 at 19.

     C.   PECO And Amergen

     PECO is a corporation organized and existing under the laws of the Commonwealth of Pennsylvania, with its principal office in Philadelphia, Pennsylvania. PECO is engaged in generating and distributing electric energy and natural gas to the public in Pennsylvania. PECO is a "public utility" under
Section 201 of the FPA and has market-based rate authority./8/

__________________

/8/ Letter Order issued to PECO Energy Company in Docket No. ER95-770-000 on May 15, 1995; Letter Order issued to PECO Energy Company in Docket No. ER97-316-000 on
                                                                  (continued...)

     PECO currently owns approximately 9,200 MW of generating capacity. PECO also owns the Muddy Run Pumped Storage Project, and PECO Energy Power Company, Susquehanna Power Company, and Susquehanna Electric Company, subsidiaries of PECO, own and operate the Conowingo Hydroelectric Project. All generation owned by PECO and its affiliates is located in PJM. No other PECO affiliates own generation assets. PECO also owns transmission facilities that are controlled by PJM.

     PECO is affiliated with AmerGen, a limited liability company, formed by PECO and British Energy, Inc. PECO holds a 50 percent interest in AmerGen. AmerGen was formed to operate nuclear and other generating assets in the United States/9/ and already has entered into agreements to own and operate several nuclear generating stations in the United States. With respect to the market power analysis included in this Application, AmerGen's most important acquisition agreement is related to the purchase of the 930 MW Clinton nuclear generating station from Illinois Power Company. Under that agreement, AmerGen will sell 75 percent of the output of the Clinton station to Illinois Power through 2004./10/ By order dated November 8, 1999, the Commission granted Illinois Power's request to transfer jurisdictional assets associated with the Clinton station to AmerGen. Illinois Power Co., 89 FERC (P) 62,104 (1999).

____________________

/8/   (continued...)
      February 14, 1997; Letter Order issued to PECO Energy Company in Docket No. ER97-316-001 on March 18, 1999.

/9/ British Energy, Inc. is a Delaware corporation and a wholly-owned subsidiary of British Energy plc. British Energy plc. is headquartered in Edinburgh, Scotland, and it owns eight nuclear generating stations in Great Britain with a total capacity of 12,000 MW. Other than through its joint venture with PECO, British Energy owns no electric generation or transmission assets anywhere in the United States.

/10/ AmerGen also has entered into agreements to acquire the following nuclear stations: Three Mile Island Unit No. 1; Nine Mile Point Unit Nos. 1 and 2; Oyster Creek; and Vermont Yankee. PECO itself is purchasing an additional interest in the Peach Bottom nuclear station to augment its existing interest.

     PECO serves approximately 1.5 million electricity customers and provides natural gas service to more than 400,000 customers in Pennsylvania. Pursuant to the Electricity Generation Customer Choice and Competition Act and as a part of a Pennsylvania Public Utilities Commission ("PaPUC") approved settlement, PECO has implemented a retail access program. Under the program, PECO is phasing-in full retail access over two years. As of the date of this Application, two-thirds of the retail loads in PECO's service territory are free to choose their electric service provider. By January 1, 2000, all retail customers in PECO's territory will have that freedom. PECO remains the provider of electric distribution services in its service territory. As part of the restructuring of the Pennsylvania utility market, retail ratepayers received a rate decrease in 1999 and 2000, PECO's distribution charges are capped through June 30, 2005 and total charges to customers generally cannot exceed PECO's rates that were on file as of December 31, 1996.

     The Commonwealth of Pennsylvania recently enacted legislation under which retail gas customers will also be entitled to purchase their gas supply requirements from alternative suppliers. Upon the implementation of the legislation, PECO will not hold any exclusive franchises to sell gas to retail customers, although it expects it will serve as provider of last resort to its existing retail gas customers and continue to provide distribution services to those "provider of last resort" customers.

IV.  THE MERGER, INTERCONNECTION, AND OPEN-ACCESS

     A.   The Merger

     The Merger will occur in accordance with the Agreement and Plan of Exchange and Merger, dated September 22, 1999 ("Merger Plan") (Exhibit H). Under the Merger Plan, PECO will enter into a mandatory share exchange with a newly-established PECO subsidiary, NewCo./11/ Each outstanding share of PECO common stock will be exchanged, at the election of the holder, for either one share of NewCo common stock or $45.00 in cash. Immediately thereafter, Unicom, ComEd's parent, will merge with and into NewCo. Each outstanding share of Unicom common stock will be exchanged, at the election of the holder, for either 0.95 shares of NewCo common stock or $42.75 in cash. The result will make ComEd and the existing utility and non-utility subsidiaries of Unicom, including UPM, subsidiaries of NewCo./12/ The holders of PECO and Unicom common stock will together own all of the outstanding shares of NewCo common stock. Each share of each other class of capital stock of PECO and Unicom shall be unaffected and will remain outstanding

     The Applicants and their associated companies will form a public utility holding company system subject to regulation and registration under the Public Utility Holding Company Act of 1935, 15 U.S.C. (S)79a, et seq. ("PUHCA"). To
                                                       -- ---
ensure compliance with the interconnection standards of PUHCA, the Applicants will inform the Securities and Exchange Commission ("SEC") that they are prepared, if necessary, to commit to reserve a 100 MW firm point-to-point transmission path from ComEd to PJM during the first three years following the Merger's closing. The Applicants' market power analysis reflects this commitment. Exhibit No. APP-300 at 36-38.

     Corporate offices will be in Chicago, Illinois. However, ComEd and PECO will continue to operate as separate operating companies and will maintain offices in Chicago and

___________________

/11/ The name of the surviving public utility holding company, NewCo, has not yet been determined.

/12/ The jurisdictional assets of UPM that are covered by this Application and are to be transferred to NewCo are its market-based rate tariff (Rate Schedule FERC No. 1) and all of its other jurisdictional filings, books and records.

Philadelphia, respectively. The restructured generation and wholesale power marketing businesses will be located in southeastern Pennsylvania. A services company, through which ComEd and PECO will share certain overhead costs such as costs for accounting, financial, legal and human resources services, will be formed.

     B.   The Interconnection

     ComEd and PECO will operate as an interconnected utility system within the meaning of PUHCA. Although the Applicants' systems are not contiguous, they are effectively interconnected by means of transmission services taken from intervening third-party transmission systems. The Applicants expect those services to be readily available between ComEd and PJM, thus enabling the Applicants to sell power to each other when it is economical to do so.

     At the time of the filing of this Application, the Applicants do not know with certainty whether the SEC will find that the Applicants are currently "interconnected" or "capable of interconnection," as those terms are defined in PUHCA. Therefore, if necessary to avoid delay in obtaining SEC authorization, the Applicants will offer to commit to acquire a firm transmission path between ComEd and PJM for three years following the Merger's effective date. This path would be capable of delivering 100 megawatts of energy from west to east on a continuous basis. Accordingly, Dr. Hieronymus' study models two interconnection scenarios: one assuming that the Applicants are interconnected "as is," and a second, assuming the establishment of the 100 MW ComEd to PJM transmission path. Exhibit No. APP-300 at 37-38.

     C.   Open-Access Transmission

     Both ComEd and PECO (indirectly via PJM) now provide open-access transmission services. Due to the atypical circumstances surrounding this proposed Merger, however, the Applicants cannot file a combined-system open-access transmission tariff. PECO already has transferred control of its transmission system to PJM, and ComEd has committed to transfer control of its transmission facilities to the MISO. Additionally, ComEd will endeavor to establish an ITC to which ComEd's transmission facilities would be transferred. This ITC would remain a member of the MISO and would be under its overview. Therefore, while it is infeasible for the Applicants to file a single-system tariff, this infeasibility reflects existing pro-competitive conditions and does not raise any issues. Exhibit No. APP-400 at 44-45.

V.   APPLICANTS' RESTRUCTURING PLANS

     At or about the time the Merger closes, both of the Applicants will undergo internal reorganizations. The Applicants briefly describe below how their restructured companies will operate and be integrated after the Merger is consummated.

     Currently, PECO has functionally divided its operations within its existing corporate structure into three parts: (a) the regulated transmission and distribution function, (b) the generation function, and (c) unregulated ventures. PECO's restructuring plan will formalize this functional separation into separate corporate entities within a holding company structure. After restructuring, the existing PECO Energy Company, which will continue in existence as a subsidiary of the holding company, will continue to own and operate all distribution assets. It also will own PECO's transmission facilities, but PJM will continue to operate such facilities. PECO Energy Company will fulfill the "provider of last resort" functions mandated by Pennsylvania law and will remain regulated by the PaPUC.

     PECO's generation assets and operations will be transferred to a new subsidiary, referred to herein as GenCo. GenCo will own PECO's existing fossil and nuclear generating plants. A nuclear service company will hold the NRC license to operate those plants. Also, PECO's power marketing functions, currently pursued through a division of PECO known as the Power Team, will become a part of the GenCo. To the extent necessary, PECO Energy Company will enter into power purchase agreements with GenCo, as well as other generators, to obtain power supplies.

     PECO's unregulated ventures, including PECO's unregulated retail electric and gas marketing operations, which currently operate through Horizon Energy, d/b/a/ Exelon Energy, will report to the unregulated enterprises portion of the combined system, Unicom Enterprises. Exelon Energy may legally reside as a subsidiary of Unicom Enterprises, or it may be a part of GenCo, even though reporting to Unicom Enterprises. In the event that Exelon becomes a part of GenCo for corporate organizational purposes, its operations as an Electric Generation Supplier in PECO's service territory in Southeast Pennsylvania will continue to be operated through a separate corporation, as required by PECO's
settlement of its retail restructuring case before the PaPUC.   Finally, PECO
and Unicom will establish a separate service company subsidiary that will perform certain administrative and support functions.

     In addition to its ITC initiative, ComEd also plans to restructure its operations. ComEd will transfer control of the output of its generation facilities to the same GenCo that PECO will create. The means of this transfer of control has not yet been determined. It could take the form of an asset transfer, a lease, or a sale of all output to GenCo. Regardless, after restructuring, the existing ComEd will be a distribution company. ComEd will then obtain generation supplies necessary to serve its customers in accordance with power purchase agreements with the GenCo, through at least 2004. ComEd will also assign its rights under various power purchase agreements, including those with Mission, to GenCo.

     Both ComEd and PECO anticipate filing their applications with the Commission for authorization to accomplish these restructuring objectives by approximately December 15, 1999. Since these plans are internal reorganizations and do not present the kinds of considerations that this Application does, the Applicants expect Commission authorization to be obtained for them before the Commission has time to approve this Application.

VI.  MERGER ANALYSIS

     A.   Standard Of Review

     The Merger is subject to approval under Section 203 of the FPA, which provides:

          No public utility shall sell, lease, or otherwise dispose of the whole of its facilities subject to the jurisdiction of the Commission, or any part thereof of a value in excess of $50,000, or by any means whatsoever, directly or indirectly, merge or consolidate such facilities or any part thereof with those of any other person, or purchase, acquire, or take any security of any other public utility, without first having secured an order of the Commission authorizing it to do so.

16 U.S.C. (S) 824b(a) (1994).

     The Commission's approval of a merger under Section 203 requires a finding that the proposed merger will be "consistent with the public interest." See, e.g., Duke Power Co., 79 FERC (P) 61,236 (1997).

     The Commission considers three factors in determining whether a proposed merger is consistent with the public interest: its effect on (1) competition,
(2) rates, and (3) regulation. The Applicants' believe the proposed Merger should be approved after a careful review of these factors.

     B.   Effect On Competition

     In the Merger Policy Statement, the Commission requires applicants to perform quantitative studies of market concentration changes resulting from the proposed merger, employing the delivered price screen analysis described in Appendix A to the Merger Policy Statement. If the screen analysis is passed, or if any failures are adequately mitigated, there is generally no need for further analysis. Merger Policy Statement at 30,119-120. Consistent with the Merger Policy Statement, Dr. Hieronymus performs such a quantitative analysis. He concludes that the proposed Merger, when combined with the sale to an unaffiliated purchaser of the 300 MW ComEd/PECO sales agreement (Exhibit No. APP-408), which the Applicants are willing to do in order to alleviate any concern the Commission may have, will not adversely affect competition in any relevant market or enable the Applicants to raise prices above the levels they would be able to charge if they do not merge. Exhibit No. APP-300 at 38-40.

     Further, it is important to understand that an Appendix A-type screen analysis will not capture the pro-competitive effects of the Applicants' initiatives. For instance, the Applicants will soon complete the sale of over 9,000 MW of generating capacity to Mission. This sale will dramatically reduce the concentration of generation ownership in the Midwest. While ComEd's remaining generation will be consolidated with PECO's, this generation (with the exception of AmerGen's Clinton unit) is located seven hundred miles and two reliability councils away from each other. Therefore, the Merger will not restore ComEd's pre-divestiture market concentrations in northern Illinois.

     In the screen analysis, however, the Applicants receive no credit for ComEd's pro-competitive divestiture. The divested generation, instead, is deemed to be still owned by ComEd because ComEd will retain, for a relatively short period of time, certain rights to the output of the units in order to meet its native load obligations. Nor do the market concentration quantifications included in the screen analysis, considered in isolation, recognize that the Applicants are unable to exercise market power through price increases; that during the periods of time when demands for power are highest, ComEd is currently short of capacity, or that during all other periods of time, it has little ability to attempt to artificially inflate prices by withholding capacity.

     Properly conducted as is Dr. Hieronymus' analysis, an Appendix A-type analysis, moreover, does not give ComEd and PECO credit for their service areas already being open to retail access. Nor are they given credit for PECO membership in a fully functional PJM ISO, which prevents PECO from exercising market power. (The ISO restricts PECO's access to the transmission facilities PECO owns and also conducts control area operation). Likewise, a horizontal analysis gives no credit for ComEd's membership in MISO, or for ComEd's leadership in promoting the separation of generating and transmission assets, including the transfer of ownership of transmission and control area functions to an ITC under the overview of the MISO. The Commission, the Applicants respectfully submit, should not rely entirely on a screen analysis, conservatively applied, which cannot capture the ongoing transformation of the Applicants into full-fledged competitors in rapidly opening markets.

     In other words, since the ultimate purpose of the Commission's Merger Policy Statement is to test whether the Applicants will be able to raise market prices to a level higher than they would have been absent the proposed Merger, other important factors, qualitative though they may be, should be given great weight. In part, because of these factors, this Merger will not give the Applicants the ability to increase market prices. Further, the profit-maximizing incentives for the Applicants post-merger is the strategy that is also best for ratepayers. The merged system will seek to maximize the efficiency of their units, consistent with safety and reliability, so that they can produce and sell electricity at the lowest possible prices. Meanwhile, the Applicants will not have the ability to control transmission in order to favor their own sales over that of their competitors.

     Because the Merger will not give the Applicants the ability to raise market prices, the Commission should approve the Merger promptly and should not require the Applicants to sell the 300 MW ComEd/PECO sales agreement (Exhibit No. APP-
408). That being said, Dr.

Hieronymus performs a comprehensive study, including quantitative analyses, of the competitive effects of the Merger, including a forward-looking analysis using transmission flow data and considering a variety of possible scenarios as required by the Merger Policy Statement. He concludes that the proposed Merger will not adversely affect competition.

     Dr. Hieronymus' analysis focuses on the market for electric energy, specifically non-firm energy, measured as Economic Capacity in the Appendix A analysis./13/ Dr. Hieronymus analyzes the relevant product markets in eleven time periods in 42 destination markets. Exhibit No. APP-300 at 22-24. Since the Applicants may be required by the SEC to reserve a 100 MW firm path west to east for three years, Dr. Hieronymus analyzes the effects of this commitment on his analysis and adjusts available transmission capacity to take it into account, based on the load flow effects of the resultant changes in dispatch. When he does so, the results do not change materially. Exhibit No. APP-300 at 37-38. Finally, Dr. Hieronymus conducts several sensitivity studies to test his conclusions. For example, he assumes zero transmission rates as a limiting case showing the effects of market enlargement on the competitive effects of the Merger. These sensitivity studies support his conclusions. Exhibit No. APP-300 at 40.

     Dr. Hieronymus' analyses confirm that, although the Applicants both participate in the destination markets located between them, the overlap in their shares of such markets is so small that the screen is readily passed except in the ComEd market. Exhibit No. APP-300 at 33-35. In the ComEd market, the economic capacity screen is failed due to the treatment accorded to the ComEd/PECO sales agreement. The point of delivery of this power is in the AEP and/or Ameren control areas. For purposes of his analysis, however, Dr. Hieronymus conservatively

____________________

/13/ Dr. Hieronymus determines that no barriers exist to entry for long-term firm capacity and, therefore, did not consider that product as a relevant product market in his analysis. See Atlantic City Electric Co. and Delmarva Power & Light Co., 80 FERC (P) 61,126 at 61,405 (1997).

assumes that PECO controls the 300 MW in ComEd's control area, rather than counting the 300 MW in the AEP or the Ameren control areas. Had Dr. Hieronymus counted the power in AEP's or Ameren's control area, no screen failure would have occurred. Exhibit No. APP-300 at 36. (There are failures in the available economic capacity screen. However the Applicants, for the reasons explained in Dr. Hieronymus' testimony, do not believe that the available economic capacity screen, although required by the Merger Policy Statement, should be given weight in the Commission's consideration of the proposed Merger. Exhibit No. APP-300 at 41-44.)

     C.   Effect On Rates

     Under the Merger Policy Statement, the Commission evaluates whether a proposed merger results in an increase in the merging utilities' cost-based power or transmission rates./14/ Merger Policy Statement at 30,123-124. The proposed Merger will not harm any ratepayers.

     PECO's only cost-based rates are for transmission services./15/ ComEd provides services under cost-based transmission and power sales rates. The terms of the Applicants' existing agreements ensure that requirement sales and transmission ratepayers will not be adversely affected by the Merger. However, to ensure this result, the Applicants hereby commit that they will hold their
                       ------------------------------------------------------
requirements and transmission customers harmless from any Merger-related costs
------------------------------------------------------------------------------
to the extent that those costs are not offset by Merger-related savings.  Ms.
-----------------------------------------------------------------------
Juracek's testimony (Exhibit No. APP-600 at 6-10) and Mr. Spencer's testimony (Exhibit No. APP-500 at 12-13, 16) describe the Applicants' ratepayer protection proposal in more detail. The Applicants have met with their affected wholesale customers and discussed this commitment.

____________________

/14/ Although Applicants and their affiliates have market-based rate authority, the Commission has made clear that its ratepayer protection concerns do not apply to customers paying market-based rates. Enron Corp., et al., 78 FERC (P) 61,179 (1997).

/15/ PECO's last remaining cost-based power sales agreement has been terminated. The notice of termination will be tendered for filing with the Commission.

     D.   Effect On Regulation

     In order to avoid a hearing on the effects of a merger on regulation, the Applicants must demonstrate that the proposed Merger will not affect regulation of the Applicants. Merger Policy Statement at 30,125. The Applicants, accordingly, will waive Ohio Power immunity from Commission regulation of non-power affiliate sales./16/ Exhibit No. APP-200 at 15. In addition, the Applicants agree for ratemaking purposes to follow the Commission's policy regarding the treatment of costs and revenues of affiliate non-power transactions. Further, neither the Merger, nor implementation of the Applicants' restructuring plans, will adversely affect state regulation. ComEd and PECO will remain subject to state regulation following completion of the Merger.

VII. AFFILIATED SALES

     Consistent with Commission policy, ComEd and PECO have committed not to sell power to each other, unless the Commission authorizes such sales. Further, ComEd and PECO have agreed that they will not sell non-power goods and services to each other except under conditions the Commission has regularly imposed on such transactions between utilities and their affiliated power marketers. Those additional commitments are pending Commission review in Docket Nos. ER99-1872-001 (PECO) and ER98-1734-001 and ER97-3954-010 (ComEd).

     The Applicants historically have sold power to each other under their respective market-based rate tariffs. ComEd and PECO have filed amended service agreements under which ComEd and PECO will continue to sell power to each other at market-based rates, but subject to an independent, verifiable rate cap.
ComEd filed its amended service agreement in Docket No. ER00-182-000, and PECO filed its amended agreement in Docket No. ER00-194-000. Those filings are pending before the Commission. The Applicants believe that the independent rate cap

____________________

/16/ Merger Policy Statement at 30,124-125; Ohio Power Co. v. FERC, 954 F.2d 779, 782-86 (D.C. Cir.), cert. denied, 498 U.S. 73 (1992).

eliminates any contention that their sales to each other are a result of preferential dealing between ComEd and PECO./17/

VIII.  ACCOUNTING

       In the Merger Policy Statement, the Commission stated that it would no longer consider the proposed accounting treatment as a separate factor but instead ruled that "proper accounting treatment is simply a requirement for all mergers." Merger Policy Statement at 30,126. The Merger will be accounted for under the purchase method in accordance with generally accepted accounting principles. Exhibit No. APP-200 at 16.

IX.    ATTACHMENTS, OTHER FERC FILINGS, AND CONFIDENTIAL TREATMENT

       A.   Application

       The following information is included in the Application:

            . Direct Testimony of Kenneth G. Lawrence (Exhibit No. APP-100) and associated exhibits, which provide an overview of the Merger from PECO's perspective and a description of the benefits of the Merger;

            . Direct Testimony of Robert K. McDonald (Exhibit No. APP-200), which provide an overview of the Merger from ComEd's perspective, a description of the benefits of the Merger and how the new system will be integrated;

            . Direct Testimony of Dr. William Hieronymus (Exhibit No. APP-300) and associated exhibits, which set forth the Appendix A analysis required by the Merger Policy Statement and analyze the competitive impact of the Merger;

            . Direct Testimony of Steven T. Naumann (Exhibit No. APP-400) and associated exhibits, which describes ComEd's transmission system and, among other

________________

/17/   See Ameren Services Co., et al., 86 FERC 61,212 (P) (1999).

     matters, explains why ComEd, prior to the effectiveness of the ITC/MISO initiatives, lacks vertical market power;

          . Direct Testimony of Robert N. Spencer (Exhibit No. APP-500), which describes PECO's wholesale requirements and transmission system and the ratepayer protection mechanisms proposed for PECO's transmission customers; and

          . Direct Testimony of Arlene Juracek (Exhibit No. APP-600), which explains the ratepayer protection mechanisms proposed for ComEd's wholesale requirements and transmission customers.

     Also attached are the Exhibits A through I as required by Section 33.3 of the Commission's regulations.

     B.   Other FERC Filings

     Market-Based Rates Codes Of Conduct.  The Applicants have committed to
     -----------------------------------
adhere to the rules that the Commission imposes on trades of non-power goods and services between wholesale power marketing affiliates and public utilities that serve franchised service territories. See Section VII of this Application.

     Order No. 889 Standards Of Conduct.   The Applicants hereby commit that,
     ----------------------------------
effective as of the date of this filing, they will, for purposes of Order No. 889, treat each other as if they were already affiliated companies. Therefore, ComEd's transmission function personnel will treat PECO's merchant function personnel in the same manner that ComEd's transmission function personnel treats ComEd's merchant function personnel. PECO's transmission function personnel will treat ComEd's merchant function personnel in the same manner. Upon consummation of the Merger, Applicants will file a combined Order No. 889 Standards of Conduct.

     C.  Confidential Treatment Of Information

     Certain agreements providing for the sale of power to ComEd in the ComEd market are referred to in Dr. Hieronymus' testimony. Some of these agreements are included in Volume III of this Application. However, several of the agreements involve transactions that have not yet commenced and will not commence for another several months. Therefore, these agreements have not been filed with Commission. In addition, although the power purchase agreements with Mission have been filed with the Commission, the were filed under approved confidential seal./18/ Further, Exhibit No. APP-411 also describes the Mission agreements. With respect to all such agreements that are not already in the public domain, and Exhibit No. APP-411, the Applicants request confidential treatment pursuant to 18 C.F. R. (S) 388.112 (1999). The agreements were negotiated at arms-length and the disclosure of their rates, terms, and conditions at this time would unnecessarily harm ComEd. The Applicants have included copies of the confidential agreements (as Dr. Hieronymus' workpapers) and Exhibit No. APP-411 in the original copy of this Application in sealed envelopes stamped with the legend: "Contains Privileged Information -- Do Not Release." All other copies of the Application filed with the Commission (and served on interested parties) contain a statement that the confidential agreements and Exhibit No. APP-411 have been removed for privileged treatment./19/ ComEd anticipates that it will be able to lift all requested confidential treatment of the Mission power purchase agreements in the very near future.

________________

/18/ Commonwealth Edison Co., et al., 89 FERC (P) 62,105 (1999).

/19/ The computer model underlying Dr. Hieronymus' study also is being submitted on a confidential basis pursuant to 18 C.F.R. (S) 388.112 (1999). The model is proprietary to PHB and was developed at great cost to PHB. The disclosure of the model to the public without limit will adversely impact PHB. One copy of the model is included with the original copy of the Application in a sealed envelope. All other copies of the Application contain a statement that the information has been removed. However, parties may obtain a copy of Dr. Hieronymus' model after executing a Confidentiality Agreement with PHB-Hagler Bailly. Arrangements for a copy of the model must be made by contacting Ms. Julie Solomon at 202-828-8769.

     Additionally, the original copy of the Application includes certain of Dr. Hieronymus workpapers on CD ROM, which contains certain output information (market share data for market participants) that will be necessary to evaluate Dr. Hieronymus' market analysis. This CD ROM includes identification of several sellers of power who have not authorized the Applicants to publicly disclose their names. Accordingly, pursuant to 18 C.F.R. (S) 388.112, the Applicants also request confidential treatment of the CD ROM included in the original copy of the Application. The Applicants will provide copies of the CD ROM with sellers' identification withheld to all persons on whom this Application is served within a few days after the date of filing, if not sooner, and to all intervenors upon request. The names of these sellers are not needed to analyze Dr. Hieronymus' analysis or his conclusions. In any event, the CD ROM containing the identification of the sellers will be provided to any participant in the proceeding under the protection of an executed confidentiality agreement. Pursuant to 18 C.F.R. (S) 388.112(b)(iv), any communications regarding the confidential information should be addressed to the following:

                    Robert S. Waters, Esq.
                    Jones, Day, Reavis & Pogue
                    51 Louisiana Avenue, N.W.
                    Washington, D.C.  20001
                    (202) 879-3687 - voice
                    (202) 626-1700 - fax

X.   INFORMATION REQUIRED BY SECTION 33.2 OF THE COMMISSION'S REGULATIONS

     A.   Names and Addresses of Principal Business Offices

     Commonwealth Edison Company                       PECO Energy Company
     10 South Dearborn Street, P.O. Box 767            2301 Market Street
     Chicago, IL 60690                                 Philadelphia, PA  19103

     B. Names And Addresses Of Persons Authorized To Receive Notices And Communications With Respect To The Application

     For ComEd                                     For PECO
     ---------                                     --------

     Rebecca Lauer, Esq.                           Paul Bonney, Esq.
     Peter J. Thornton, Esq.                       PECO Energy Company
     Commonwealth Edison Company                   2301 Market Street
     125 South Clark Street                        S23-1
     Room 1500                                     Philadelphia, PA  19103
     Chicago, Illinois  60603                      215-841-4252 - voice
     312-394-3517 - voice                          215-568-3389 - fax
     312-394-3950 - fax

     Robert S. Waters, Esq.                        Floyd L. Norton, IV, Esq.
     Jones, Day, Reavis & Pogue                    Morgan, Lewis & Bockius LLP
     51 Louisiana Avenue, N.W.                     1800 M Street, N.W.
     Washington, D.C. 20001                        Washington, D.C.  20036
     202-879-3687 - voice                          202-467-7620 - voice
     202-626-1700 - fax                            202-467-7176 - fax

     Stan Berman, Esq.
     Heller, Ehrman, White & McAuliffe
     6100 Bank of America Tower
     701 Fifth Avenue
     Seattle, Washington  98104
     202-389-4276 - voice
     206-447-0849 - fax

     C.   Designation of Territories Served, by Counties And States

     ComEd provides electric service in northern Illinois, in all or portions of the following 25 counties: Boone, Bureau, Carroll, Cook, DeKalb, DuPage, Ford, Grundy, Henry, Jo Daviess, Kane, Kankakee, Kendall, LaSalle, Lake, Lee, Livingston, Marshall, McHenry, Ogle, Stephenson, Whiteside, Will, Winnebago, and Woodford. ComEd also provides wholesale service for the requirements of the following municipalities: Batavia, Naperville, and St. Charles, Illinois; and Dowagiac, Michigan.

     PECO provides retail electric and natural gas service in Pennsylvania, in all or portions of the following counties: Bucks, Lancaster, Montgomery, Chester, York, and Delaware. PECO also serves customers in the City of Philadelphia.

     D. Description Of Facilities Owned Or Operated For Transmission Of Electric Energy Or The Sale Of Electric Energy At Wholesale In Interstate Commerce

     As of December 31, 1998, ComEd owned approximately 5,400 circuit miles of high voltage lines that are 138 kV and above. As of December 31, 1998, PECO owned approximately 1,121 circuit miles of high voltage lines that are controlled by PJM. See Section III of this Application for a description of the Applicants' generation facilities.

     E.   Description Of Transaction And Statement As To Consideration

     The Merger is described in Section IV of this Application. The consideration for the Merger is inherent in the exchange of shares at closing as negotiated at arms-length between the parties and is described in the Agreement and Plan of Exchange and Merger attached hereto as Exhibit H. The terms of the Merger have been approved by each Applicant's Board of Directors, including outside directors. The Applicants were assisted by their own outside investment bankers in the negotiation process. The proposed Merger is voluntary and must be approved by voting shareholders.

     F.   Description Of Facilities Involved In The Transaction

     The jurisdictional facilities of ComEd, PECO and their affiliated public utilities are described herein.

     G.   Statement Of The Cost Of The Facilities Involved In The Transaction

     See Exhibit C.

     H. Statement As To The Effect Of The Transaction Upon Any Contract For The Purchase, Sale, Or Disposition, Or Interchange Of Electric Energy

     The Merger will not have a material effect on any contract for the purchase, sale, or interchange of electric energy. The Applicants' commitment to ratepayers is described in Section VI. C. of this Application.

     I.  Statement As To Other Required Regulatory Approvals

     The Applicants must file a Notice of Reorganization with the Illinois Commerce Commission. The Pennsylvania Public Utility Commission must approve the Merger. A notification of the Merger will be filed with the Federal Trade Commission and the U.S. Department of Justice pursuant to the Hart-Scott-Rodino Act. The Nuclear Regulatory Commission must approve the Merger with respect to the financial commitments relative to nuclear generating stations owned by ComEd and PECO. The Securities and Exchange Commission must approve the Merger with respect to the creation of a registered public utility holding company and compliance with the Public Utility Holding Company Act of 1935. The Federal Communications Commission must approve the Merger with respect to the Applicants' telecommunications subsidiaries.

 J.  Facts Showing That The Merger Is Consistent With The Public Interest

     The facts relied upon to show that the proposed Merger is consistent with the public interest are set forth in this Application. The Merger will enhance competition in both the wholesale and retail markets and will enhance the ability of ComEd and PECO, already recognized leaders in the industry for their pro-competitive initiatives, to promote further

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

competitive developments. Both companies have embraced and implemented pro-competitive retail access and restructuring in their respective states. Likewise, ComEd and PECO are strong supporters of the Commission's independent transmission system initiatives, and the Applicants will continue to provide leadership for the development of an RTO and other competition enhancing initiatives while this Application is under review and after the Merger is closed.

     The proposed Merger will combine two families of companies with similar business and strategic goals into a financially stronger national energy system more suited to operate in the evolving energy markets. The combined system will have the resources, experience and talent to provide its customers with high quality and cost-efficient services, all of course subject to regulation intended to protect the public interest. Both ComEd and PECO are respected and experienced operators of nuclear power plants, and the combination and continued development of a joint nuclear fleet will ensure safe, reliable, low-cost, and clean electricity supplies for consumers.

     The Applicants recognize that, in order to compete in the evolving electricity market, they must expand the geographic scope of their activities. However, ComEd also recognizes that, in order to receive the regulatory approvals necessary to expand the geographic scope of the system in which it operates, it should reduce its transitional concentration of generation control in the State of Illinois. ComEd accomplished the first step in becoming a fully competitive utility in the new market by selling, or agreeing to sell, all of its non-nuclear generating units. ComEd's second step on the path to becoming a competitive utility in the emerging electric marketplace is the proposed Merger with PECO. Although the merged system will own approximately 22,000 MW of generation, that generation is spread over a much larger geographic area than ComEd's existing area (approximately 700 miles from east to west) and is not concentrated in a single market. (Moreover, PECO's generation lies within the PJM area,

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

which contains a highly efficient, centralized and liquid energy trading market.) At the same time, upon acquisition of ComEd's generating units, Mission will become a formidable new competitor in the Midwest power market. Thus, by the combination of pre-merger sales of generating units in ComEd's local market and as a consequence of this Merger, ComEd and PECO will have increased competition in Midwest markets by enabling entry of formidable competitors, while in no way diminishing the intense competition that already exists in PJM. The Commission should seek to encourage restructuring efforts that enhance competition in the evolving utility market.

     K.   Brief Statement Of Franchises Held

     In the City of Chicago, ComEd operates under a nonexclusive franchise ordinance effective until December 31, 2020. Utility operations outside of the City of Chicago are conducted in municipalities under nonexclusive franchises and, where required, under certificates of convenience and necessity granted by the ICC. ComEd holds nonexclusive franchises and/or certificates of convenience and necessity in 395 municipalities outside the City of Chicago. The following summarizes the expiration dates of ComEd's franchises:

          Franchise Expiration Period            Number of Municipalities
          ---------------------------            ------------------------

          1999-2006                                           2
          2007-2017                                          10
          2018-2028                                           3
          2029-2039                                           1
          2040 and subsequent years                         376
          No stated time limit                                3

     As of January 1, 2000, PECO will not hold any franchises to serve retail electric customers. In accordance with the terms of a settlement approved by the Pennsylvania Public Utility Commission consistent with the Pennsylvania Electricity Generation Customer Choice and Competition Act, all of PECO's retail electric customers will be entitled to purchase their electric generation supply requirements from alternative electric generation suppliers. PECO

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

will serve as provider of last resort to retail electric customers in the City of Philadelphia, Pennsylvania, and Bucks, Montgomery, Chester, York, and Delaware counties, Pennsylvania. PECO also provides distribution service to those "provider of last resort" customers.

     PECO holds franchises to provide retail gas service in Bucks, Montgomery, Chester, Delaware, and Lancaster counties, Pennsylvania. The Commonwealth of Pennsylvania recently enacted legislation under which retail gas customers will also be entitled to purchase their gas supply requirements from alternative suppliers. Upon the implementation of the legislation, PECO will not hold any exclusive franchises to sell gas to retail customers, although it expects it will serve as provider of last resort to its existing retail gas customers and continue to provide distribution service to those "provider of last resort" customers.

     L.   Form Of Notice

     The Applicants have included a form of notice, in both hard copy and on diskette, suitable for publication in the Federal Register.

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

     XI.  CONCLUSION

          For the reasons set forth herein, including the accompanying testimony and exhibits, the Applicants request that the Commission:

     1. find that the Merger will not have an adverse effect on competition, rates or regulation, and that this filing satisfies all applicable requirements for authorization of the Merger under Section 203 of the FPA and Part 33 of the Commission's regulations;

     2. approve the Merger and grant any and all other authorizations or approvals incidental thereto that may be required;

     3. expeditiously issue such approvals and related authorizations without an evidentiary hearing based on the information set forth in this Application and accompanying exhibits; or indicate any conditions that, if agreeable to the Applicants, would result in conditional approval of the Merger without an evidentiary hearing; and

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

     4. waive any filing requirements or other regulations as the Commission may find necessary or appropriate to allow this Application to be accepted for filing and granted.

                                  Respectfully submitted,
                                  COMMONWEALTH EDISON COMPANY
                                  on its behalf and on behalf of its
                                  public utility affiliates



                              By: __________________________________
                                  Rebecca Lauer, Esq.
                                  Peter J. Thornton, Esq.
                                  Commonwealth Edison Company
                                  125 South Clark Street
                                  Chicago, IL  60603
                                  312-394-3517 - voice
                                  312-394-3950 - fax


                              By: __________________________________
                                  Paul T. Ruxin, Esq.
                                  Robert S. Waters, Esq.
                                  Jones, Day Reavis & Pogue
                                  51 Louisiana Avenue, N.W.
                                  Washington, D.C.  20001
                                  202-879-3939 - voice
                                  202-626-1700 - fax



                              By: __________________________________
                                  Stan Berman, Esq.
                                  Heller, Ehrman, White & McAuliffe
                                  6100 Bank of America Tower
                                  701 Fifth Avenue
                                  Seattle, Washington  98104-7098
                                  206-389-4276 - voice
                                  206-447-0849 - fax

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

                                  PECO ENERGY COMPANY
                                  on its behalf and on behalf of its
                                  public utility affiliates


                              By: ___________________________________
                                  Paul Bonney, Esq.
                                  PECO Energy Company
                                  2301 Market Street  S23-1
                                  Philadelphia, PA  19103
                                  215-841-4252 - voice
                                  215-568-3389 - fax


                              By: ___________________________________
                                  Floyd L. Norton, IV, Esq.
                                  Gregory W. Camet, Esq.
                                  Michael C. Griffen, Esq.
                                  Morgan, Lewis & Bockius  LLP
                                  1800 M Street, N.W.
                                  Washington, D.C.  20036
                                  202-467-7620 - voice
                                  202-467-7176 - fax

Dated: November 22, 1999

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